EXHIBIT 11



                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE

              For the Three Month Period Ended March 31,
                             2003 and 2002


(Dollars in Thousands)
                                               2003          2002
Primary
    Net Income                                 $        1,778         $         1,672
    Shares
   Weighted average number of
      common shares outstanding                     2,957,131               2,975,413
   Adjustments - increases or
      decreases                                          None                    None
   Weighted average number of
      common shares outstanding
      as adjusted                                   2,957,131               2,975,413

   Basic earnings per common share           $          .60      $         .56


Assuming full dilution
    Net Income                                 $        1,778         $         1,672
    Shares
   Weighted average number of
      common shares outstanding                     2,965,300               2,978,648
   Adjustments - increases or
      decreases                                          None                    None
   Weighted average number of
      common shares outstanding
      as adjusted                                   2,965,300               2,978,648

   Earnings per common share                 $          .60      $         .56
      assuming full dilution



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